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                                                                      Exhibit 12

                                    Cytec Industries Inc.
                      Computation of Ratio of Earnings to Fixed Charges
                                 (Dollar amounts in millions)

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

                                                                          Three Months             Nine Months
                                                                            Ended                     Ended
                                                                          September 30,           September 30,
                                                                          -------------           -------------

                                                                           2001         2000        2001          2000
                                                                           ----         ----        ----          ----
Earnings before income taxes and equity in
  earnings of associated companies and extraordinary items                $31.6        $40.1        $92.4        $141.2
Add:
  Distributed income of associated companies                                 -            -           2.4           4.1
  Amortization of capitalized interest                                      0.1          0.1          0.2           0.2
  Fixed Charges                                                             6.9          8.0         20.6          25.7
Less:
  Capitalized interest                                                     (0.2)        (0.2)        (0.3)         (0.3)
                                                                          -----        -----       ------        ------
Earnings as adjusted                                                      $38.4        $48.0       $115.3        $170.9

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                                               $5.9         $7.0        $17.6         $22.7
  Portion of rents representative of the
    interest factor                                                         1.0          1.0          3.0           3.0
                                                                            ---          ---          ---           ---
Fixed charges                                                              $6.9         $8.0        $20.6         $25.7
                                                                           ----         ----        -----         -----
Ratio of earnings to fixed charges                                          5.6          6.0          5.6           6.6
                                                                            ===          ===          ===           ===
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